Exhibit 99.6
CONSENT OF J.P. MORGAN SECURITIES LLC
     We hereby consent to (i) the use of our opinion letter dated August 18, 2010 to the Board of Directors of NewAlliance Bancshares, Inc. (the “Company”) included in Appendix B to the joint proxy statement/prospectus relating to the proposed merger of the Company and First Niagara Financial Group, Inc., and (ii) the references to such opinion in such joint proxy statement/prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

J.P. MORGAN SECURITIES LLC

/s/ J.P. Morgan Securities LLC
September 17, 2010